                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. )1

                      Championship Auto Racing Teams, Inc.
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                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    158711101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 20, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

            /  /    Rule 13d-1(b)

            /x/     Rule 13d-1(c)

            /  /    Rule 13d-1(d)

---------------
1           The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

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CUSIP No. 158711101                   13G                      Page 2 of 9 Pages
--------------------                                         -------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Couchman Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    British Virgin Islands
--------------------------------------------------------------------------------
   NUMBER OF       5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   1,369,000 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                1,369,000 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                 0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                    1,369,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    9.3%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 158711101                   13G                      Page 3 of 9 Pages
--------------------                                         -------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSONS (ENTITIES ONLY)

                                       Couchman Capital LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
   NUMBER OF       5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   1,369,000 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                1,369,000 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                 0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                    1,369,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    9.3%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No. 158711101                   13G                      Page 4 of 9 Pages
--------------------                                         -------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION  NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Jonathan Couchman
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
   NUMBER OF       5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   1,369,000 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                1,369,000 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                 0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                    1,369,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                             /  /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    9.3%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No. 158711101                   13G                      Page 5 of 9 Pages
--------------------                                         -------------------

Item 1(a).  Name of Issuer:

            Championship Auto Racing Teams, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            5350 Lakeview Parkway Drive South
            Indianapolis, IN 46268

Item 2(a).  Name of Person Filing:

            This statement is jointly filed by Couchman  Partners,  L.P. ("CP"),
            Couchman Capital LLC ("CC"), and Jonathan Couchman (together with CP and CC, the "Reporting  Persons").  Because Jonathan Couchman is the
            sole  member  of the  Management  Board of CC,  which in turn is the general partner of CP, the Reporting Persons may be deemed, pursuant to Rule 13d-3 of the  Securities  Exchange  Act of 1934,  as amended
            (the  "Act"),  to be the  beneficial  owners of all shares of Common
            Stock of the Issuer  held by CP. The  Reporting  Persons  are filing this joint  statement,  as they may be  considered  a "group"  under
            Section  13(d)(3)  of the  Act.  However,  neither  the fact of this filing  nor  anything  contained  herein  shall be  deemed  to be an admission by the Reporting Persons that such a group exists.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            The  principal  business  address of CP is c/o Hedge  Fund  Services
            (BVI) Limited,  James Frett  Building,  PO Box 761,  Wickhams Cay 1,
            Road Town, Tortola,  British Virgin Islands.  The principal business address of CC and Mr. Couchman is 800 Third Avenue,  31st Floor, New
            York, New York 10022.

Item 2(c).  Citizenship:

            CP is a British Virgin Islands limited partnership. CC is a Delaware limited  liability  company.  Jonathan  Couchman is a citizen of the
            United States of America.

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.01 per share

Item 2(e).  CUSIP Number:

            158711101

Item 3.     If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            /X/   Not Applicable

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CUSIP No. 158711101                   13G                      Page 6 of 9 Pages
--------------------                                         -------------------

    (a)    / /    Broker or dealer  registered  under Section 15 of the Exchange
                  Act.

    (b)    / /    Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c)    / /    Insurance  company  as  defined  in  Section  3(a)(19)  of the
                  Exchange Act.

    (d)    / /    Investment   company   registered   under  Section  8  of  the
                  Investment Company Act.

    (e)    / /    An    investment    adviser    in    accordance    with   Rule
                  13d-1(b)(1)(ii)(E).

    (f)    / /    An employee  benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

    (g)    / /    A parent holding  company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

    (h)   / /     A  savings  association  as  defined  in  Section  3(b) of the
                  Federal Deposit Insurance Act.

    (i)   / /     A church  plan  that is  excluded  from the  definition  of an investment  company under Section  3(c)(14) of the  Investment
                  Company Act.

    (j)   / /     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

    (a)     Amount beneficially owned:

            1,369,000 shares*

    (b)     Percent of class:

            9.3% (based on 14,718,134  shares of Common Stock  outstanding as of
            March 30, 2005 as reported in the Issuer's  Form 10-K filed with the
            Securities and Exchange Commission on April 15, 2005).

    (c)     Number of shares as to which such person has:

    (i)     Sole power to vote or to direct the vote

            1,369,000 shares*

   (ii)     Shared power to vote or to direct the vote

            0 shares

--------------------                                         -------------------
CUSIP No. 158711101                   13G                      Page 7 of 9 Pages
--------------------                                         -------------------

  (iii)     Sole power to dispose or to direct the disposition of

            1,369,000 shares*

   (iv)     Shared power to dispose or to direct the disposition of

            0 shares

     --------------------
     * Represents  shares held directly by CP. CC, as the general partner of CP, and Jonathan  Couchman,  as the sole member of the Management  Board of CC, may each be deemed to beneficially own the 1,369,000 shares of Common Stock of the Issuer held by CP.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this  statement  is being filed to report the fact that as of the date  hereof the  Reporting  Person has ceased to be the  beneficial owner of more than five  percent of the class of  securities,  check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7.     Identification  and  Classification of the Subsidiary Which Acquired
            the  Security  Being  Reported on by the Parent  Holding  Company or
            Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit A.

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certifications.

            By signing  below I certify  that,  to the best of my knowledge  and belief,  the securities  referred to above were not acquired and are not held  for the  purpose  of or with the  effect  of  changing  or influencing the control of the Issuer of the securities and were not acquired and are not held in connection  with or as a participant in any transaction having that purpose or effect.

--------------------                                         -------------------
CUSIP No. 158711101                   13G                      Page 8 of 9 Pages
--------------------                                         -------------------

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated: April 29, 2005                  COUCHMAN PARTNERS, L.P.

                                       By: Couchman Capital LLC,
                                           its general partner

                                       By: /s/ Jonathan Couchman
                                           -------------------------
                                           Jonathan Couchman
                                           Member of Management Board

                                       COUCHMAN CAPITAL LLC

                                       By: /s/ Jonathan Couchman
                                           -------------------------
                                           Jonathan Couchman
                                           Member of Management Board

                                       /s/ Jonathan Couchman
                                       -----------------------------------
                                       JONATHAN COUCHMAN

--------------------                                         -------------------
CUSIP No. 158711101                   13G                      Page 9 of 9 Pages
--------------------                                         -------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

            The  undersigned  hereby agree that the  Statement on Schedule  13G, dated April 29, 2005, with respect to the shares of Common Stock of Championship
Auto Racing Teams, Inc. and any further  amendments thereto executed by each and any of the  undersigned  shall  be filed on  behalf  of each of the  undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1)  under the
Securities Exchange Act of 1934, as amended.

            This  Agreement  may be executed in separate  counterparts,  each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: April 29, 2005                  COUCHMAN PARTNERS, L.P.

                                       By: Couchman Capital LLC,
                                           its general partner

                                       By: /s/ Jonathan Couchman
                                           -------------------------
                                           Jonathan Couchman
                                           Member of Management Board

                                       COUCHMAN CAPITAL LLC

                                       By: /s/ Jonathan Couchman
                                           -------------------------
                                           Jonathan Couchman
                                           Member of Management Board

                                       /s/ Jonathan Couchman
                                       -----------------------------------
                                       JONATHAN COUCHMAN